Exhibit 10.16

MEMORANDUM OF AGREEMENT

PENNSYLVANIA NATIONAL TURF CLUB, INC. / MOUNTAINVIEW RACING ASSOCIATION (collectively, the “Employer”), wholly owned subsidiaries of Penn National Gaming Inc. and SPORTS ARENA EMPLOYEES’ UNION, LOCAL NO. 137 (the “Union”) have engaged in negotiations for a successor collective bargaining agreement (“Successor Agreement”) to the one which expired on September 30, 2002 (“Previous Agreement”) and by mutual agreement the Previous Agreement has been extended by the parties.  Pending ratification as set forth below, the parties hereby agree as follows:

1.             The parties agree that the provisions of the Previous Agreement shall be and remain in the Successor Agreement except as modified by the following provisions and language:

2.             3 year term — December 1, 2004 to December 31, 2007.

3.             Any closings or changes to the number of scheduled workdays not caused by the Union in violation of the applicable law or the no-strike clause shall cause a proportional change in the number of days required for any criteria to be met under the Successor Agreement.

4.             Article IV — Grievances — change “5 calendar days” to “7 calendar days”

5.             Article XXIV — Uniforms — change to replace 1c with the following:

“No vests required; No Blue Jeans; only solid colors for pants & skirts; Employees may be required to wear name tags with only the employee’s first name and last initial”; and

Delete second sentence of Article XXIV, Sec. 1a; and

Delete 2a & 2nd sentence of 2c; and

Delete all of 2d.

6.             Article XXI — Death in the Family — amend to “three (3) consecutive working days off commencing within seven (7) calendar days” and add “grandchildren” to definition of family.

7.             Article I — Recognition — amend to reflect that the work of the Turf Club Attendant shall be unit work, except so long as the current employee in that position continues to perform that work she will not be forced to join the union.

8.             Article VII, Sec. 4 & 5 — amend from “$7.50” to “$10.00”

9.             Article VII, 5(b)(4) — parties agree:  no change in telebet shift length; and Employer will offer to create a “Call-in-List” to cover times when the employer needs additional operators on short notice, after shape-up is exhausted from regular procedures.

10.           Article XII — Wages

Sec. 5 — amend to $10.00

Sec. 13 — amend to reflect a “hire” rate of 90% of regular rate and then each such employee shall go to 100% of rate on or after the one (1) year anniversary of their hire — effective upon ratification.

11.           Article XV — Vacation — Amended to read:

All seniority shifts count	<10 yrs	>10 yrs
85% of live	5	10
65% of live	4	7
50% of live	2	4

12.           Article XIX — amend Sec. 4 to read:  In the event the Employer (1) sells all or a controlling interest in any of the PNRC racing operations or (2) leases any of the PNRC racing operations to a third party, then the execution and adoption of this agreement by the relevant third party shall be prerequisite to the actions described in (1) and (2) of this paragraph.  During the term of the Successor Agreement to protect and preserve the work of the employees currently working under the Previous Agreement, the Employer agrees, to the extent permitted by law, to require that as a prerequisite to subcontracting current bargaining unit work, the entity performing the subcontracted work shall be required to assume the Successor Agreement with respect to the subcontracted work.  If this prerequisite and assumption is not legally enforceable, then the Employer agrees to refrain from subcontracting current bargaining unit work to any subcontractor which does not observe the wages, hours and other economic conditions of employment equivalent to those established by the agreement, to the extent permissible by law.  For clarity, this subcontracting restriction only applies to work currently performed by the bargaining unit, which is (1) admissions personnel in the racing division, (2) telebet operators in the racing division and (3) mutual personnel in the racing division.  Further, the union acknowledges that any and all portions beyond the three enumerated positions in this paragraph may be subcontracted by Employer within the sole discretion of the Employer.

In Addition, the parties agree to conform Article VIII to this preceding language.

13.           Schedule C — Telebet Production — amend last sentence of first page of C to delete the words “… not … nor & but …” and replace with the work “… used … and …& and …”

14.           Schedule D — Shortage Policy — the parties agree to amend to include a $750.00 cap on liability of Telebet tellers to pay for any shortages, with discipline only for shortage in excess of that under the discipline policy to include progressive discipline policy currently in place.

15.           Healthcare — Amend Previous Agreement to provide that upon start of slot operations by the Employer, Employer shall contribute 75% of the cost of the premiums for the insurance coverages then provided to the current non-union employees and classified as “basic coverage limits and providing applicable coverages including dependent coverages.

… for mutual employees who achieve either 300 shifts or an average 35 hours per week in the prior calendar year and any Telebet or admissions employee who achieves either 250 shifts or any average of 35 hours per week, in the prior calendar year.

16.           401K — amend Agreement to provide that upon start of slot operations by the Employer the employer shall permit participation in the company 401 K by any employee who by the age of 21 has worked at least 1000 minimum hours and achieved 1 year of service, with the then current plan offered to the current; non-non employees.

17.           Delete current Article 25.

18.           Add to contract — “All pari-mutual teller operated machines shall be able to accept the exact same type of bets with regard to racetrack, dollar amount, type and format of bet, as the self-service machine.”

19.           Hourly conversion shall be permitted provided the effect is no loss of shifts, economics or work by virtue of such conversion.  The parties agree that their intention is to make the conversion neutral and to the detriment of neither.

20.           Bonuses and wage increases:

Upon ratification, the Employer shall pay to all employees currently employed and anyone on an approved leave of absence:

A)           a one-time lump sum 4% bonus to be paid in 2004 based on all hours worked October 1st to December 31st in 2002 and all hours worked in 2003; and

B)            a one-time lump sum bonus of 4% on all hours worked in 2004, be paid at the second pay period in 2005; and

C)            effective 1/1/05 an increase of 4% on all rates of compensation in the Agreement; and

D)            effective 1/1/06 an increase of 3% on all rates of compensation in the Agreement; and

E)            effective 1/1/07 an increase of 3% on all rates of compensation in the Agreement.

21.           Include in the Successor Agreement “Bargaining committee members shall be credited with time worked for all hours spent related to any extension of the Previous Agreement and any Successor Agreement, except for pay.”

22.           Article V, Sec. 11 — add the word “Dealers.”

23.           The parties will include in the Successor Agreement language to the effect the Employer agrees to make adjustments in the productivity standard for above average cancellations (arising from wages placed with other tellers) which causes a teller to not receive the incentive as is currently practiced.

24.           Article II, B(1)(a) — “anyone working the extra pay positions of information windows or “Machine skimmer” must work the live shift which completely corresponds to the Penn National live event.

25.           The parties will include references in the Successor Agreement that explicitly describe the bargaining unit as one that does not apply to positions in gaming operations other than racing.

26.           Article I, Section 2 — add “pari-mutual” before “betting” on line 2, Recommendation/Ratification.

This Memorandum shall be subject to, and without any legal effect, until it has received the ratification of the Union members covered by this Agreement.  The Union’s negotiating team and the Union leadership as well as all other persons signed below agree that each of them will affirmatively recommend the terms of this Memorandum of Agreement to the Union membership.  After ratification, these terms will be promptly documented in the Successor Agreement.  Terms not in quotations in this Memorandum shall be definitively drafted and place appropriately within the Successor Agreement.  Until such time the Previous Agreement remains if effect.

FOR THE UNION:	FOR THE EMPLOYER:

/s/Robert Liguori	/s/Richard Schnaars
Robert Liguori	Richard Schnaars, Manager of Racetrack Operations

Negotiating Team Members

/s/Roay Garganese
Ray Garganese

/s/James Mahoney
James Mahoney

/s/Douglas Davis
Douglas Davis

Dec. 10, 2004